Exhibit 99.1

Primoris Services Corporation Reports First Quarter 2025 Results

Dallas, TX – May 5, 2025 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its first quarter ended March 31, 2025 and provided comments on the Company’s operational performance and outlook for 2025.

For the first quarter of 2025, Primoris reported the following highlights (1):

●	Revenue of $1,648.1 million, up $235.4 million, or 16.7 percent, compared to the first quarter of 2024 primarily driven by strong growth in both the Energy and the Utilities segments;
●	Net income of $44.2 million, or $0.81 per diluted share, up $25.3 million, or $0.46 per diluted share, from the first quarter of 2024;
●	Adjusted net income of $53.5 million, or $0.98 per diluted share, an increase of $27.8 million, or $0.51 per diluted share, from the first quarter of 2024;
●	Total backlog of $11.4 billion, down $0.5 billion from the fourth quarter of 2024, including total Master Service Agreements (“MSA”) backlog of $5.8 billion;
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $99.4 million, up $25.7 million, or 34.8 percent, from the first quarter of 2024.
●	Announced share purchase authorization of up to $150 million of common shares over a three-year period
(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Primoris had another great quarter to start 2025, delivering solid execution on our strategy to expand margins and increase cash flow generation,” said David King, Chairman and Interim President and Chief Executive Officer of Primoris. “We remain focused on serving the needs of our customers through safe, reliable and quality performance and I want to thank our employees for their efforts in achieving these goals in the first quarter.”

“Despite uncertainty in the current regulatory and economic environments, the fundamentals of our end markets remain strong. We continue to see elevated levels of demand for our infrastructure services, particularly in meeting the utility and power generation needs of North America. We believe the need to support increased electrification of industry, further investments in manufacturing and the construction of facilities to support emerging technologies provides significant opportunities for Primoris in the years ahead.”

“While we continue to monitor conditions and engage with customers on potential impacts to their plans, we continue to have a robust backlog and broad range of opportunities to win new business throughout the year,” he added. “Overall, we are confident in our ability to meet our full year 2025 goals and adapt to further changes in the macroeconomic or regulatory landscape.”

First Quarter 2025 Results Overview

Revenue was $1,648.1 million for the three months ended March 31, 2025, an increase of $235.4 million, compared to the same period in 2024. The increase was due to growth in both our Energy and Utilities segments. Operating income was $70.4 million for the three months ended March 31, 2025, an increase of $26.1 million compared to the same period in 2024. The increase was primarily due to an increase in revenue and improved margins in the Utilities segment. Operating income as a percentage of revenue increased to 4.3 percent from 3.1 percent for the same period in 2024, primarily driven by improved margins in our Utilities segment.

This press release includes Non-GAAP financial measures. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3, and 4 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the first quarter of 2025, net income was $44.2 million compared to $18.9 million in the prior year. Adjusted Net Income was $53.5 million for the first quarter, compared to $25.8 million for the same period in 2024. Diluted earnings per share (“EPS”) was $0.81 for the first quarter of 2025 compared to $0.35 for the same period in 2024. Adjusted EPS was $0.98 for the first quarter of 2025, compared to $0.47 for the first quarter of 2024. Adjusted EBITDA was $99.4 million for the first quarter of 2025, compared to $73.8 million for the same period in 2024.

Operating performance by segment for the three months ended March 31, 2025, and 2024 were as follows:

Segment Results

(in thousands, except %)

(unaudited)

	For the three months ended March 31, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	a	% of Consolidated Revenue
Revenue	$563,407	—	$1,108,341	—	$(23,636)	(1)	$1,648,112		—
Cost of revenue	511,829	90.8%	989,262	89.3%	(23,636)	(1)	1,477,455		89.6%
Gross profit	51,578	9.2%	119,079	10.7%	—		170,657		10.4%
Selling, general, and administrative expenses	33,518	5.9%	40,218	3.6%	25,765		99,501		6.0%
Transaction and related costs	—		—		792		792
Operating income	$18,060	3.2%	$78,861	7.1%	$(26,557)		$70,364		4.3%

(1)	Represents intersegment revenue and cost of revenue of $23.6 million in the Utilities segment eliminated in our Condensed Consolidated Statements of Income.

	For the three months ended March 31, 2024
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	a	% of Consolidated Revenue
Revenue	$487,924	—	$947,578	—	$(22,795)	(1)	$1,412,707		—
Cost of revenue	458,446	94.0%	843,680	89.0%	(22,795)	(1)	1,279,331		90.6%
Gross profit	29,478	6.0%	103,898	11.0%	—		133,376		9.4%
Selling, general, and administrative expenses	29,279	6.0%	37,315	3.9%	21,994		88,588		6.3%
Transaction and related costs	—		—		550		550
Operating income	$199	0.0%	$66,583	7.0%	$(22,544)		$44,238		3.1%

(1)	Represents intersegment revenue and cost of revenue of $22.8 million in the Utilities segment eliminated in our Condensed Consolidated Statements of Income.

Utilities Segment (“Utilities”): Revenue increased by $75.5 million, or 15.5 percent, for the three months ended March 31, 2025, compared to the same period in 2024, primarily due to increased activity in our power delivery, communications, and gas operations markets. Operating income for the three months ended March 31, 2025, increased by $17.9 million compared to the same period in 2024 due to revenue growth and improved gross margins. Gross profit as a percentage of revenue increased to 9.2 percent during the three months ended March 31, 2025, compared to 6.0 percent for the same period in 2024, primarily due to strong performance in our power delivery market.

Energy Segment (“Energy”): Revenue increased by $160.7 million, or 17.0 percent, for the three months ended March 31, 2025, compared to the same period in 2024. The increase was primarily due to increased renewable energy activity. Operating income for the three months ended March 31, 2025, increased by $12.3 million, or 18.4 percent compared to the same period in 2024, due to strong revenue growth. Gross profit as a percentage of revenue decreased slightly to 10.7 percent during the three months ended March 31, 2025, compared to 11.0 percent in the same period in 2024.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $99.5 million during the quarter ended March 31, 2025, an increase of $10.9 million, or 12.3 percent, compared to the same period in 2024, primarily due to increased people costs to support revenue growth and severance costs associated with the separation agreement entered into with our former Chief Executive Officer (“CEO”). SG&A expense as a percentage of revenue declined to 6.0 percent in the first quarter of 2025, compared to 6.3 percent in the first quarter of 2024.

Interest expense, net for the quarter ended March 31, 2025, was $7.8 million compared to $18.0 million for the quarter ended March 31, 2024. The decrease of $10.2 million was due to lower average debt balances and lower average interest rates.

The effective tax rate for the three-month period ended March 31, 2025, of 29.0 percent differs from the U.S. federal statutory rate of 21.0 percent primarily due to state income taxes and nondeductible components of per diem expenses. We recorded income tax expense for the three months ended March 31, 2025, of $18.1 million compared to $7.7 million for the three months ended March 31, 2024. The $10.4 million increase in income tax expense is primarily driven by a $35.6 million increase in pretax income.

Outlook

The Company is maintaining its estimates for the year ending December 31, 2025. Net income is expected to be between $203.3 million and $214.3 million. Earnings per Share (“EPS”) is expected to be between $3.70 and $3.90 per fully diluted share. Adjusted EPS is estimated in the range of $4.20 to $4.40, and Adjusted EBITDA for the full year 2025 is expected to range from $440 to $460 million.

The Company is targeting SG&A expense as a percentage of revenue to be approximately six percent for the full year 2025. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 9 to 11 percent; Energy in the range of 10 to 12 percent. The Company expects its effective tax rate for 2025 to be similar to 2024 at approximately 29 percent but it may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	March 31, 2025		December 31, 2024
	Next 12 Months	Total	Next 12 Months	Total
Utilities
Fixed Backlog	$100.4	$100.4	$71.1	$71.1
MSA Backlog	1,812.4	5,508.2	1,822.6	5,449.8
Backlog	$1,912.8	$5,608.6	$1,893.7	$5,520.9

Energy
Fixed Backlog	$3,115.1	$5,438.6	$3,160.6	$6,023.7
MSA Backlog	153.5	338.4	142.7	320.7
Backlog	$3,268.6	$5,777.0	$3,303.3	$6,344.4

Total
Fixed Backlog	$3,215.5	$5,539.0	$3,231.7	$6,094.8
MSA Backlog	1,965.9	5,846.6	1,965.3	5,770.5
Backlog	$5,181.4	$11,385.6	$5,197.0	$11,865.3

At March 31, 2025, total Fixed Backlog was $5.5 billion, a decrease of $0.6 billion, or 9.1 percent compared to $6.1 billion at December 31, 2024. Total MSA Backlog was $5.8 billion, up slightly compared to December 31, 2024. Total Backlog as of March 31, 2025, was $11.4 billion, including Utilities backlog of $5.6 billion and Energy backlog of $5.8 billion.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At March 31, 2025, the Company had $351.6 million of unrestricted cash and cash equivalents compared to $177.6 million at March 31, 2024. In the first quarter of 2025, capital expenditures were $40.6 million, including $21.7 million in construction equipment purchases. The Company estimates capital expenditures for the remaining nine months of 2025 to total between $50.0 million and $70.0 million, which includes $40.0 million to $60.0 million for equipment.

The Company announced that on April 30, 2025, its Board of Directors declared a $0.08 per share cash dividend to stockholders of record on June 30, 2025, payable on approximately July 15, 2025. The Company also announced that on April 30, 2025, its Board of Directors authorized a share purchase program under which Primoris may, from time to time and depending on market conditions, share price and other factors, acquire shares of its common stock on the open market or in privately negotiated transactions up to an aggregate purchase price of $150 million. The share purchase program expires on April 30, 2028.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Tuesday, May 6, 2025, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). David King, Chairman and Interim President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-800-715-9871, or internationally at 1-646-307-1963 (access code: 1324356) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-647-362-9199 (access code: 1324356), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. Built on a foundation of trust, we deliver a range of engineering, construction, and maintenance services that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media at @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation, tariffs and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including conflicts in the Middle East, war between Russia and Ukraine, and tension between China and Taiwan, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions, cybersecurity threats or inability to protect intellectual property; disruptions related to artificial intelligence; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal and regulatory requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenue	$1,648,112	$1,412,707
Cost of revenue	1,477,455	1,279,331
Gross profit	170,657	133,376
Selling, general and administrative expenses	99,501	88,588
Transaction and related costs	792	550
Operating income	70,364	44,238
Other income (expense):
Foreign exchange (loss) gain, net	(282)	560
Other income (expense), net	16	(126)
Interest expense, net	(7,789)	(17,992)
Income before provision for income taxes	62,309	26,680
Provision for income taxes	(18,069)	(7,737)
Net income	44,240	18,943

Dividends per common share	$0.08	$0.06

Earnings per share:
Basic	$0.82	$0.35
Diluted	$0.81	$0.35

Weighted average common shares outstanding:
Basic	53,813	53,490
Diluted	54,705	54,414

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	March 31,	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$351,581	$455,825
Accounts receivable, net	756,504	834,386
Contract assets	939,014	773,736
Prepaid expenses and other current assets	126,795	95,525
Total current assets	2,173,894	2,159,472
Property and equipment, net	506,598	488,241
Operating lease assets	454,893	461,049
Intangible assets, net	203,259	207,896
Goodwill	856,869	856,869
Other long-term assets	21,975	22,341
Total assets	$4,217,488	$4,195,868
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$795,290	$624,254
Contract liabilities	555,248	617,424
Accrued liabilities	360,329	350,077
Dividends payable	4,324	4,298
Current portion of long-term debt	68,061	74,633
Total current liabilities	1,783,252	1,670,686
Long-term debt, net of current portion	543,924	660,193
Noncurrent operating lease liabilities, net of current portion	320,405	333,370
Deferred tax liabilities	64,034	64,035
Other long-term liabilities	60,133	58,051
Total liabilities	2,771,748	2,786,335
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	282,006	285,811
Retained earnings	1,167,869	1,127,953
Accumulated other comprehensive income	(4,141)	(4,237)
Total stockholders’ equity	1,445,740	1,409,533
Total liabilities and stockholders’ equity	$4,217,488	$4,195,868

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Cash flows from operating activities:
Net income	$44,240	$18,943
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	21,397	24,581
Stock-based compensation expense	5,027	2,406
Gain on sale of property and equipment	(5,922)	(9,141)
Unrealized loss (gain) on interest rate swap	—	(662)
Other non-cash items	540	2,149
Changes in assets and liabilities:
Accounts receivable	79,253	(129,344)
Contract assets	(165,248)	(26,511)
Other current assets	(31,232)	562
Other long-term assets	(435)	(650)
Accounts payable	172,303	4,022
Contract liabilities	(62,176)	73,710
Operating lease assets and liabilities, net	(2,014)	(5,530)
Accrued liabilities	7,063	14,841
Other long-term liabilities	3,376	2,160
Net cash provided by (used in) operating activities	66,172	(28,464)
Cash flows from investing activities:
Purchase of property and equipment	(40,590)	(10,434)
Proceeds from sale of assets	7,412	14,621
Net cash (used in) provided by investing activities	(33,178)	4,187
Cash flows from financing activities:
Payments on long-term debt	(123,293)	(6,978)
Proceeds from issuance of common stock	783	620
Payments related to tax withholding for stock-based compensation	(9,911)	(4,639)
Dividends paid	(4,298)	(3,202)
Other	(545)	(907)
Net cash used in financing activities	(137,264)	(15,106)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	11	(314)
Net change in cash, cash equivalents and restricted cash	(104,259)	(39,697)
Cash, cash equivalents and restricted cash at beginning of the period	461,429	223,542
Cash, cash equivalents and restricted cash at end of the period	$357,170	$183,845

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended March 31,
	2025	2024
Net income as reported (GAAP)	$44,240	$18,943
Non-cash stock-based compensation	5,027	2,406
Transaction/integration and related costs	792	550
Amortization of intangible assets	4,637	5,192
Amortization of debt issuance costs	539	600
Unrealized gain on interest rate swap	—	(662)
CEO severance costs	2,098	—
Impairment of assets	—	1,549
Income tax impact of adjustments (1)	(3,797)	(2,794)
Adjusted net income	$53,536	$25,784
Weighted average shares (diluted)	54,705	54,414
Diluted earnings per share	$0.81	$0.35
Adjusted diluted earnings per share	$0.98	$0.47

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended March 31,
	2025	2024
Net income as reported (GAAP)	$44,240	$18,943
Interest expense, net	7,789	17,992
Provision for income taxes	18,069	7,737
Depreciation and amortization	21,397	24,581
EBITDA	91,495	69,253
Non-cash stock-based compensation	5,027	2,406
Transaction/integration and related costs	792	550
CEO severance costs	2,098	—
Impairment of assets	—	1,549
Adjusted EBITDA	$99,412	$73,758

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2025

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2025.

	Estimated Range
	Full Year Ending
	December 31, 2025
Net income as defined (GAAP)	$203,250	$214,250
Non-cash stock-based compensation	15,900	15,900
Amortization of intangible assets	17,500	17,500
Amortization of debt issuance costs	2,000	2,000
Transaction/integration and related costs	2,000	2,000
CEO severance costs	2,100	2,100
Income tax impact of adjustments (1)	(11,500)	(11,500)
Adjusted net income	$231,250	$242,250
Weighted average shares (diluted)	55,000	55,000
Diluted earnings per share	$3.70	$3.90
Adjusted diluted earnings per share	$4.20	$4.40

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2025

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to EBITDA and Adjusted EBITDA for the year ending December 31, 2025.

	Estimated Range
	Full Year Ending
	December 31, 2025
Net income as defined (GAAP)	$203,250	$214,250
Interest expense, net	44,000	48,000
Provision for income taxes	81,750	86,750
Depreciation and amortization	91,000	91,000
EBITDA	$420,000	$440,000
Non-cash stock-based compensation	15,900	15,900
Transaction/integration and related costs	2,000	2,000
CEO severance costs	2,100	2,100
Adjusted EBITDA	$440,000	$460,000